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                                                                     EXHIBIT (8)


                                                                 August 28, 1995


First Union Corporation
One First Union Center
Charlotte, North Carolina 28288-0013


United Financial Corporation of South Carolina, Inc.
425 Main Street
Greenwood, South Carolina 29646


Ladies and Gentlemen:


     We have acted as special counsel to First Union Corporation, a corporation organized under the laws of North Carolina ("First Union"), in connection with the planned merger (the "Corporate Merger") of United Financial Corporation of South Carolina, Inc., a corporation organized under the laws of South Carolina ("UFC"), with and into First Union Corporation of South Carolina, a corporation organized under the laws of South Carolina ("FUNC-SC"), pursuant to the Agreement and Plan of Merger, dated as of the 21st day of February, 1995, by and between First Union, FUNC-SC, UFC and others (the "Merger Agreement"). Capitalized terms used but not defined herein shall have the meanings specified in the Proxy Statement-Prospectus pertaining to the Corporate Merger.


     We have assumed with your consent that:


     (a) the Corporate Merger will be effected in accordance with the Merger Agreement, and


     (b) the representations contained in the letters of representation from UFC and First Union to us dated August 18, 1995 and August 17, 1995, respectively, will be true on the Effective Date.


     On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable federal income tax law, that the Corporate Merger will constitute a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and that:


          (i) no gain or loss will be recognized for federal income tax purposes by UFC stockholders upon the exchange in the Corporate Merger of shares of UFC Common Stock solely for FUNC Common Stock (except with respect to cash received in lieu of a fractional share interest in FUNC Common Stock);


          (ii) the basis of FUNC Common Stock received in the Corporate Merger by UFC stockholders (including the basis of any fractional share interest in FUNC Common Stock) will be the same as the basis of the shares of UFC Common Stock surrendered in exchange therefor;


          (iii) the holding period of FUNC Common Stock received in the Corporate Merger by a UFC stockholder (including the holding period of any fractional share interest in FUNC Common Stock) will include the holding period during which the shares of UFC Common Stock surrendered in exchange therefor were held by the UFC stockholder, provided such shares of UFC Common Stock were held as capital assets;


          (iv) cash received by a holder of UFC Common Stock in lieu of a fractional share interest in FUNC Common Stock will be treated as received in exchange for such fractional share interest and, provided the fractional share would have constituted a capital asset in the hands of such holder, the holder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted tax basis in the UFC Common Stock allocable to the fractional share interest; and


          (v) UFC stockholders that dissent from the Corporate Merger and receive cash in exchange for their UFC Common Stock should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received (less any amount constituting interest) and the UFC stockholder's basis in the UFC Common Stock surrendered therefor. Special rules may apply to dissenting UFC stockholders that actually or constructively (pursuant to Section 318


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The tax consequences described above may not be applicable to a UFC stockholders that acquired the UFC Common Stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, that hold UFC Common Stock as part of a "straddle" or "conversion transaction" or that are an insurance company, securities dealers, financial institution or foreign person.



     We hereby consent to the reference to us under the heading "THE
MERGER -- Certain Federal Income Tax Consequences" in the Proxy Statement-Prospectus pertaining to the Corporate Merger and to the filing of this opinion as an exhibit to the related Registration Statement on Form S-4 filed with the Securities and Exchange Commission. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                         Very truly yours,

                                         SULLIVAN & CROMWELL